Exhibit 99.1

BakBone Corporate Contact:

Karen A. Fisher

858-795-7525

karen.fisher@bakbone.com

BakBone Media Contact:

Amber Winans

858-795-7584

amber.winans@bakbone.com

BAKBONE SOFTWARE ANNOUNCES UNAUDITED FIRST QUARTER

FISCAL YEAR 2008 WORLDWIDE BOOKINGS

SAN DIEGO, CA – August 1, 2007 – BakBone Software, Incorporated (PK:BKBO), a global provider of heterogeneous integrated data protection solutions, reported today its worldwide bookings* and cash position for its first quarter fiscal year 2008.

For the first quarter of FY08 ended June 30, 2007, total worldwide bookings were $13.3 million from the sale of software licenses and maintenance contracts representing a 16 percent increase from $11.4 million for the same period in fiscal year 2007 and consistent with bookings of $13.3 million as reported for the fourth quarter FY07.

BakBone’s total cash balance at the end of June 2007 was $9.6 million as compared to $11.4 million at the end of March 2007. The reduction in cash reflects expenses related to audit fees which are anticipated to remain significant through the Company’s second fiscal quarter, as well as one-time research and development expenses specific to the Sun Microsystems OEM agreement.

“I am pleased to report our strategic partnership with Sun Microsystems is on a positive track,” commented Jim Johnson, president and CEO for BakBone Software. “We made key R&D investments in Q1 related to the localization of our software and have expanded our presence with Sun in several European and Asian countries. In addition, we were pleased with the consistent performance this quarter as we historically have a seasonal decline from Q4 to Q1.”

*Bookings represent the total value of contracts signed or orders received during the period. The revenue associated with bookings will be recognized in accordance with our revenue recognition practices.

About BakBone Software

BakBone Software is a leading international data protection solution provider that develops and distributes heterogeneous data backup, restore, disaster recovery, replication and storage reporting software for network storage and open-systems environments. BakBone delivers scalable solutions that address the complex demands of large enterprise environments, as well as small- to medium-sized businesses. Founded in

2000, BakBone products are used by Fortune 1000 corporations and domestic and international government entities. Distributed through a select global network of strategic partners, resellers and solution providers, interested companies can learn more about BakBone’s products and services and its newly introduced IDP vision at www.bakbone.com or email info@bakbone.com.

Safe Harbor

This press release contains forward-looking statements (including, without limitation, express or implied statements regarding anticipated growth in the market for the Company’s products and anticipated expense levels) that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to, BakBone’s ability to complete the review of its financial statements and become current in its reporting with the Securities and Exchange Commission and the Canadian Securities Administrators. In addition, potential risks and uncertainties may include competition in its target markets; potential capital needs; management of future growth and expansions; risk of third-party claims of infringement; protection of proprietary information; customer acceptance of the Company’s products and fee structures; and the success of BakBone’s brand development efforts. Other risks that BakBone faces in its business include risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; the ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for BakBone’s products. Such forward-looking statements should be considered in the context of these and other risk factors disclosed in the most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in the most current report filed with the Canadian Securities Administrators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by the Company or on its behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, unless required to do so under applicable securities laws.

The common shares of BakBone Software are currently subject to cease trade orders in the Canadian jurisdictions of Alberta, British Columbia and Ontario due to delays in the filing of the Company’s financial statements. Although these cease trade orders do not prevent investors, who are not resident in or otherwise subject to the laws of Alberta, British Columbia or Ontario, from trading the common shares of BakBone on the Pink Sheets in the United States, investors are encouraged to obtain legal advice to ensure that these trades are not violating the cease trade orders. BakBone continues to work to resolve all outstanding issues which have prevented filing of its financial statements, however, an exact date for filing of these financial statements cannot be determined at this time.

BakBone(R), BakBone Software(R), NetVault(R), Application Plugin Module(TM), BakBone logo(R), Integrated Data Protection(TM), Redefining Data Protection(TM), Constant Data(TM), Constant Data logo(TM), Constant Replicator(TM), OnDemand Replicator(TM), and Constant HA Cluster(TM), are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. Sun, Sun Microsystems, the Sun logo, StorageTek, Solaris, and The Network is The Computer are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.

# # # #